EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement dated and effective as of February 3, 2009 (this “Agreement”) is entered into by and between Omega Protein Corporation, a Nevada corporation with headquarters in Houston, Texas (the “Company” or “Omega”), and Joseph E. Kadi (the “Employee”).

WHEREAS, the Company has promoted the Employee to Senior Vice President – Operations of the Company; and

WHEREAS, the Company desires to provide the Employee with certain assurances regarding his employment in the event of termination of Employee’s employment;

THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree with each other as follows:

1. Employment. On the terms and subject to the conditions set forth herein, the Company hereby employs the Employee and the Employee hereby accepts employment with the Company as Senior Vice President – Operations. The Employee will perform the duties, functions and services as the Chief Executive Officer of the Company or his designee may from time to time request.

2. Compensation and Other Employee Benefits. As compensation for the Employee’s services hereunder, the Company will:

(a)	pay to the Employee an annual base salary (the “Base Salary”), subject to such withholdings or other deductions as may be required by applicable laws or regulations, of Two Hundred Thousand and No/100 Dollars ($200,000.00) in accordance with the then current payroll policies of the Company, which Base Salary will be subject to increase (but not decrease) at the discretion of the Company; and

(b)	afford the Employee the right to participate in Company employee health and welfare benefit plans available to all employees generally, in a manner consistent with the participation of such other employees, as well as the Company’s Executive Medical Plan as long as such plan is in effect for senior executives; and

(c)	subject to the requirements of the business expense reimbursement policies and procedures of the Company as in effect from time to time, including without limitation, the requirement of written documentation of expenses, reimburse the Employee for the reasonable out-of-pocket expenses he incurs in the course of performing his duties hereunder; such expenses shall be paid as soon as administratively feasible but no later than March 15 after the end of the calendar year in which such expenses were incurred; and

(d)	provide employee with four weeks paid vacation per year in accordance with then-current Company policy.

(e)	Employee will be entitled to cash payments for the following benefits, to be paid in all events no later than March 15, 2010, under the Company’s Relocation policy described below (subject to written documentation):

•	House hunting trip up to 7 days

•	Moving of household goods

•	Temporary housing for 3 months

•	Furniture storage for up to 3 months

•	Utility hookups

•	Packing and unpacking of household goods

•	Transportation to new location for personal auto (2 autos maximum) at regular Company mileage allowance

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Company will provide reimbursement of 50% of any loss on the sale of Employee’s residence in Illinois up to a maximum reimbursement of $25,000. Company will reimburse Employee for 50% of the difference, up to a $25,000 cap, between the amount of the independently appraised value of Employee’s residence in Illinois and the final sale price as stated in the original sales documents under the terms and conditions above. The amount of the reimbursement will be determined using the following documents:

•	Independent third party appraisal documents

•	Sale documents upon the sale of Employee’s home in Illinois

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Company will pay realtors fee at the rate of 6%, not to exceed $30,000, on the sale of Employee’s home in Illinois. Company will reimburse closing cost (loan origination fee @1%) not to exceed $6,000. Employee’s fully executed HUD forms and mortgage documents from sale and repurchase of the houses will be the basis for determining these reimbursements.

(f)	Employee will be entitled to the use of a Company vehicle in accordance with Company policy.

3. Termination of Employment.

(a)	For Due Cause. If the Company has Due Cause (as defined below) to terminate the Employee’s employment, the Company will be entitled to terminate the Employee’s Employment at any time by delivering written notice of that termination to the Employee, in which event (i) that termination will be effective immediately on the delivery of that notice, (ii) the Company will pay to the Employee his Base Salary accrued and unpaid to the date of that termination, and (iii) all the rights and benefits the Employee may have under any health and welfare benefit plans will be determined in accordance with the terms and conditions of those plans.

“Due Cause” means (i) the material failure by the Employee to fulfill the Employee’s duties or misconduct or gross neglect in the performance of such duties, (ii) the Employee’s commission of fraud, misappropriation, embezzlement or act of moral turpitude, or (iii) the Employee’s commission of any felony for which the Employee is convicted. For the purposes of this paragraph, the term “Company” includes subsidiaries of the Company.

(b)	Death or Disability. If the Employee dies or suffers a disability, (i) the Employee’s employment will terminate on the date of his death or Disability, (ii) the Company will pay to the Employee or his estate the Employee’s Base Salary accrued and unpaid to the date on which he died or became disabled, and (iii) all the rights and benefits the Employee (or his estate) may have under any Company health and welfare benefit plans will be determined in accordance with the terms and conditions of those plans.

(c)	Voluntary Termination by Employee. The Employee may voluntarily terminate his Employment at any time by providing at least fourteen (14) days’ prior written notice to the Company, in which event, (i) the Company will pay to the Employee his Base Salary accrued and unpaid to the date the employment terminates, and (ii) all the rights and benefits the Employee may have under any Company health and welfare benefit plans will be determined in accordance with the terms and conditions of those plans.

(d)

Involuntary Termination by Company. The Company will be entitled to terminate the Employee’s employment at any time for any reason. If the Company terminates the Employee’s employment for any reason other than Due Cause, death or the Employee’s disability, then the Company will pay to the Employee his Base Salary in equal installments to be paid in accordance with the payroll policies of the Company as in effect on the date of termination (which will be at least every 30 days) for a twelve (12) month period following such termination (each payment shall be deemed to constitute a separate payment). The Company will also provide at the Company’s cost twelve (12) months of health care benefits for Employee and his family under the then existing basic group health benefit plans determined in accordance with the terms and conditions of those plans; provided, however, that if the Company’s group health plan is self-

insured, such premiums will be paid by the Company on an after-tax basis to the Employee. After the end of the twelve (12) month period of health coverage after termination, the Employee shall be entitled to elect continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the applicable regulations.

(e)	The Company’s obligation to pay the severance amounts is conditioned on Employee’s execution and delivery of the Company’s standard form Release of Claims Agreement.

4. Covenant Not to Compete. The Employee recognizes that the Company is engaged in a highly competitive business and that keeping the Company’s competitors from utilizing the Company’s production processes, know-how, and proprietary techniques and methods is of utmost importance. The Employee acknowledges that in his position as Senior Vice President – Operations he will be exposed and knowledgeable about the Company’s production process, know-how, proprietary techniques and methods and other confidential information. The Employee, therefore, agrees that during the term of his employment and for a period of three (3) years after the date of termination of employment for any reason, he will not accept employment or render service or assistance to the Company’s primary domestic competitor, Daybrook Fisheries or any affiliates thereof.

If the provisions of this Section 4 are violated in any material respect, the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of posting any bond with respect thereto) to restrain and enjoin the Employee from that violation. If the provisions of this Section 4 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, the Employee and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law.

5. Confidential Information. The Employee acknowledges that he has had and will continue to have access to trade secrets and other confidential, nonpublic and/or proprietary information of the Company, including information derived from production records, quality control reports, managers’ reports, claims reports investigations, research, marketing and sale programs, strategic plans, and customer lists (collectively, “Confidential Information”). The Employee agrees, therefore, that he will not at any time, either while employed by the Company or for a five (5)-year period thereafter, knowingly make any personal or independent use of, or knowingly disclose to any other person any Confidential Information. Confidential Information shall not include (i) information that becomes known to the public generally through no fault of the Employee, or (ii) information required to be disclosed by law or legal process or the order of any governmental authority under color of law. In the event of a breach or threatened breach by the Employee of the provisions of this Section 5 with respect to any Confidential Information, the Company shall be entitled to a temporary restraining order and a preliminary and permanent injunction (without the necessity of posting any bond in connection therewith) restraining the Employee from disclosing, in whole or in part, that Confidential Information.

Sections 4 and 5 are not intended to replace or terminate, but are in addition to, the Employee’s Confidentiality, Assignment of Invention and Non-Compete Agreement previously executed by the Employee.

6. Notices. All notices, requests, demands and other communications given under or by reason of this Agreement must be in writing and will be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows or to such other address as a party may specify by notice pursuant to this provision:

If to the Company:	Omega Protein Corporation
2105 City West Blvd, Suite 500
Houston, Texas 77042
Attn: Secretary

If to the Employee:	Joseph E. Kadi

7. Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws (other than the rules governing conflicts of laws) of the State of Texas.

8. Term. The term of this Agreement shall continue in effect until an event specified in Section 3 shall have occurred, at which point the provisions of that section will control and after the completion of the requirements of such provisions and Sections 4 and 5 of this Agreement, this Agreement will terminate.

9. Entire Agreement and Amendments. This Agreement contains the entire agreement of the Employee and the Company relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Employee and the Company with respect to the subject matter hereof. This Agreement may not be amended or modified except by an agreement in writing signed by both parties.

10. Headings. The headings of sections and subsections hereof are included solely for convenience of reference and will not control the meaning or interpretation of any of the provisions hereof.

11. Tax Withholding. Notwithstanding any other provision hereof, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

12. Separability. If any provision of this Agreement is rendered or declared illegal, invalid or unenforceable by reason of any existing or subsequently enacted legislation or by the final judgment of any court of competent jurisdiction, the Employee and the Company will promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

13. Assignments. The Company may assign this Agreement to any person or entity succeeding to all or substantially all the business interests of the Company by merger or otherwise with the written consent of the Employee. The rights and obligations of the Employee under this Agreement are personal to him, and none of those rights, benefits or obligations will be subject to voluntary or involuntary alienation, assignment or transfer.

14. Effect of Agreement. Subject to the provisions of Section 13 with respect to assignments, this Agreement will be binding on the Employee and his heirs, executors, administrators, legal representatives and assigns and on the Company and its successors and assigns.

15. Execution. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which will constitute one and the same agreement.

16. Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party will not operate or be construed as a waiver by the waiving party of any subsequent breach by the other party.

17. Section 409A. The Company and Employee agree that this Agreement is intended to comply with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (the “Code”) or an exemption from Section 409A and, accordingly, this Agreement and Amendment shall be interpreted to be consistent with Section 409A. In the event that, as of the date of Employee’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), Employee is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), to the extent that any of the payments under this Agreement and Amendment payable on account of a separation from service, including without limitation, any payments in Sections 3d(i) and (ii) are deferred compensation subject to, and not exempt from, Code Section 409A, such amounts shall be paid not earlier than six (6) months after the date of the Employee’s separation from service within the meaning of Code Section 409A (“Waiting Period”); any payments withheld during the Waiting Period will be paid in a lump sum amount on the first business day of the seventh month following the Employee’s separation from service and payments thereafter shall be otherwise paid as provided herein. For the purposes of Code Section 409A, to the extent any payment under this Agreement is deferred compensation subject to and not exempt from Code Section 409A, the Employee’s termination from the Company shall mean a separation from service within the meaning of Code Section 409A.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement effective as of the date first written above.

OMEGA PROTEIN CORPORATION

By:
Joseph L. von Rosenberg III
President and Chief Executive Officer

EMPLOYEE

Joseph E. Kadi